Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Appointment of Steven J. Demetriou as a New Director

DALLAS, Texas - ARCOSA, Inc. - February 1, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, announced that Steven J. Demetriou has been elected to serve on the Company’s Board of Directors as a new independent member effective February 1, 2023 and will serve as a member of the Company’s Governance and Sustainability and Human Resources Committees. Mr. Demetriou is Executive Chair of the Board of Jacobs Solutions Inc. (“Jacobs”), a global professional services company that designs and deploys technology-centric solutions for many of the world’s most complex challenges.

Mr. Demetriou’s election fills the vacant seat on Arcosa’s Board following the November 4, 2022 retirement of Douglas L. Rock.

Mr. Rock served on the Board since the Company’s spin-off as an independent company in November 2018, where he served as Chair of the Audit Committee until May 2022. He previously served on the Board of Trinity Industries, Inc., the Company’s former parent, joining in 2010.

Rhys J. Best, Non-Executive Chairman of the Board, commented, “On behalf of the Board of Directors, I thank Doug for his twelve years of combined service to Arcosa and Trinity. Doug has enriched Arcosa and the Board with his broad leadership experience and significant strategic insight. His contributions, particularly through our early days as a new public company, have been invaluable to the Company and its shareholders.”

Mr. Best continued, “We are excited to welcome Steve to the Arcosa Board. With over twenty years in the role of Chief Executive Officer and extensive public company board service, he brings valuable perspectives to Arcosa. Over the course of his career, he has gained broad experience with companies in a range of industries, and his construction and infrastructure-focused end market exposure at Jacobs will be a tremendous asset to the Arcosa Board. Steve has been a successful transformational leader driving ESG related initiatives, and we look forward to his strategic input as we continue to execute on our long-term vision.”

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Mr. Demetriou was Chair of the Board and Chief Executive Officer of Jacobs from 2015 to January 2023. Prior to Jacobs, Mr. Demetriou served as Chairman and Chief Executive Officer of Aleris Corporation from 2004 to 2015, Chief Executive Officer of Noveon, Inc. from 2001 to 2004, Executive Vice President of IMC Global Inc. from 1999 to 2001, and held various leadership positions with Cytec Industries, Inc. and ExxonMobil Corporation from 1981 to 1999. Mr. Demetriou currently serves as Chair of the Board ofC5 Acquisition Corporation and as a Director of FirstEnergy Corporation. He previously served as Non-Executive Chairman of Foster-Wheeler from 2011 to 2014 and as a Director for Kraton Performance Polymers from 2009 to 2017 and OM Group from 2005 to 2015. He holds a Bachelor of Science in Chemical Engineering from Tufts University.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

972.942.6500	2	arcosa.com